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Exhibit 99.1

[PETCO LOGO]	NEWS RELEASE

9125 Rehco Road San Diego, California 92121 PHONE (858) 453-7845 FAX (858) 657-2085
FOR IMMEDIATE RELEASE	Contact:	James M. Myers, Executive Vice President and Chief Financial Officer (858) 677-3005

PETCO Announces Tender Offer for Up To $50 Million of its 10.75% Senior Subordinated Notes

SAN DIEGO, CA, December 22, 2003—PETCO Animal Supplies, Inc. (Nasdaq: PETC) today announced that it is commencing a modified "Dutch Auction" tender offer (the "Offer") with respect to up to $50 million aggregate principal amount (the "Offer Amount") of the $170 million aggregate principal amount of its outstanding 10.75% Senior Subordinated Notes due 2011 (the "Notes").

The Offer will expire at 12:00 midnight, New York City time, on January 22, 2004, unless extended (the "Expiration Date").

PETCO is offering to purchase the Notes for cash at a purchase price per $1,000 principal amount of Notes of not greater than $1,200 (the "Maximum Offer Price") nor less than $1,180 (the "Minimum Offer Price"), plus accrued and unpaid interest thereon to, but not including, the date of purchase, with the final purchase price to be determined pursuant to the modified "Dutch Auction" procedure. Under this procedure, PETCO will accept tenders in the order of lowest to highest tender prices specified or deemed to have been specified by tendering holders within the range and would select the single lowest price per $1,000 principal amount of Notes so specified (the "Purchase Price") that would enable PETCO to purchase an amount of Notes equal to the Offer Amount (or, if less than the Offer Amount of Notes is tendered, all Notes so tendered). PETCO will pay the same Purchase Price for all Notes tendered at or below the Purchase Price, subject to pro-ration.

In the event that the principal amount of Notes validly tendered pursuant to the Offer at or below the Purchase Price exceeds the Offer Amount, PETCO will accept for purchase Notes tendered at or below the Purchase Price as follows. First, PETCO will accept for payment all such Notes tendered at prices below the Purchase Price, and then PETCO will accept for payment Notes tendered at the Purchase Price on a pro rata basis from among such tendered Notes.

PETCO intends to fund consummation of the Offer from its existing cash-on-hand. The Offer is conditioned on the conditions set forth in PETCO's Offer to Purchase dated December 22, 2003 (the "Offer to Purchase"). The Offer is not conditioned on a minimum principal amount of Notes being tendered in the Offer.

This press release does not constitute an offer to purchase or the solicitation of an offer to sell any of the Notes. The Offer may only be made in accordance with the terms and subject to the conditions specified in the Offer to Purchase and the related Letter of Transmittal relating to the Offer. Morgan Stanley & Co. Incorporated will act as exclusive dealer manager, Mackenzie Partners, Inc. will act as information agent and U.S. Bank N.A. will act as depositary in connection with the Offer. Copies of the Offer to Purchase, the Letter of Transmittal and the other related documents may be obtained from the information agent at 800-322-2885. Additional information concerning the terms of the Offer may be obtained by contacting Morgan Stanley at 800-624-1808 (toll free) and 212-761-1893 (call collect).

About PETCO Animal Supplies

        PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO's vision is to best promote, through its people, the highest level of well-being for companion animals, and to support the human-animal bond. PETCO generated net sales of $1.48 billion in the fiscal year ended

February 1, 2003. It operates 652 stores in 43 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO's non-profit organization, has raised more than $13.0 million in support of more than 1,600 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

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PETCO Announces Tender Offer for Up To $50 Million of its 10.75% Senior Subordinated Notes